March 7, 2005


Securities and Exchange Commission
450 5th Street N.W.
Washington, DC 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on March 3, 2005, to be filed by our then former client, Global Concepts, Ltd. We agree with the statements made in response to that item insofar as they relate to our Firm.


Very truly yours,


/s/ BAGELL, JOSEPHS & COMPANY, L.L.C.
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Bagell, Josephs & Company, L.L.C.
Certified Public Accountants
Gibbsboro, New Jersey